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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 11, 1999 (except for Notes F and J-5 as to which the date is September 30, 1999 and Note N as to which the date is February 9, 2000) accompanying the consolidated financial statements of Medis Technologies Ltd. and Subsidiaries (formerly Cell Diagnostics Inc. and Subsidiaries) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP
New York, New York
February 9, 2000